UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2006
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-022962 (Commission File Number)	22-3178468 (IRS Employer Identification No.)
14200 Shady Grove Road, Rockville, Maryland 20850-7464
(Address of principal executive offices) (ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
      On May 24, 2006, we completed the sale/leaseback of our 290,000-square-foot large-scale manufacturing facility and the sale of land located at our headquarters site, all of which are located in Rockville, Maryland, to BioMed Realty, L.P., a subsidiary of BioMed Realty Trust, Inc. BioMed also acquired our 635,000-square-foot corporate headquarters, also located in Rockville, Maryland. The total purchase price was $425 million. On May 24, 2006, and in connection with the closing of the sale, we entered into two 20-year leases with BioMed under which we will continue to utilize both our manufacturing facility and our corporate headquarters for a combined annual rent of approximately $40 million. We have the option to renew each lease for two additional 10-year periods and have the right to repurchase each facility at certain specified times and under certain circumstances. We provided security deposits aggregating $39.5 million under the two leases (equal to one year’s rent) through two letters of credit.
Item 1.02. Termination of a Material Definitive Agreement.
     As a result of the transactions described under Item 1.01, which Item is incorporated by reference herein, we terminated our (i) Amended and Restated Lease Agreement dated as of June 30, 2003 with Wachovia Development Corporation regarding our corporate headquarters, (ii) Amended and Restated Participation Agreement and Appendix A to the Amended and Restated Participation Agreement dated June 30, 2003 with Wachovia Development Corporation and the other parties named in that agreement, (iii) Amended and Restated Agency Agreement dated June 30, 2003 with Wachovia Development Corporation, (iv) Amended and Restated Security Agreement dated June 30, 2003 with Wachovia Development Corporation and Wachovia Bank, National Association and (v) Amended and Restated Assignment of Liquid Collateral Agreement dated June 30, 2003 with Wachovia Development Corporation..
Item 2.01. Completion of Acquisition or Disposition of Assets.
     Item 1.01 is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     Item 1.01 is incorporated herein by reference.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.

/s/ James H. Davis, Ph.D.

	Name:	James H. Davis, Ph.D.
	Title:	Executive Vice President, General
Counsel and Secretary
Date: May 30, 2006

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